Exhibit 10.4

GROUND LEASE

THIS GROUND LEASE (as may be amended, modified and/or supplemented, this “Lease”) is made and entered into as of this 5th day of February, 2019, by and between Cubic Corporation, a Delaware corporation (together with its successors and assigns, “Lessor”) and Bankers Commercial Corporation, a California corporation (together with its successors and assigns,  “Lessee”).

ARTICLE I

Definitions

In addition to terms defined elsewhere in this Lease, the terms defined in this Article I shall, for all purposes of this Lease and all agreements supplemental hereto, have the meanings herein specified, unless provided otherwise:

“Authority” shall mean the government of the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

 “Building  1”  shall mean the building commonly known as 9223 Balboa Avenue, which is approximately 132,172 square feet and located on approximately 13.879 acres in San Diego, California.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and San Diego, California are authorized or required by law to close.

“DEH” shall mean the Department of Environmental Health of the City of San Diego, California.

“Environmental Laws”  shall mean all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of or exposure to any Hazardous Material or to health and safety matters.

“Facility Lease”  shall mean the Lease Agreement, dated as of February 5, 2019, by and between Bankers Commercial Corporation, as lessor  (in such capacity, the “Facility Lessor”), and Cubic Corporation, as the lessee  (in such capacity, the “Facility Lessee”), as may be amended from time to time.

“Facility Lease Expiration Date”  shall mean the last day of the term of the Facility Lease, subject to any Extended Remarketing Period (as defined in the Facility Lease) or any other date on which the Facility Lease is terminated, including pursuant to Article XIII, XVIII, XX, XXI or XXII of the Facility Lease.

“Facility Lease Term Commencement Date” shall mean the date of commencement of the Lease Term as defined in the Facility Lease.

“Governmental Regulations” shall mean all federal, state, county and city laws, ordinances, rules and regulations governing Lessee’s construction of the Improvements or use of the Leased Property.

“Hazardous Materials”  shall mean all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated or defined pursuant to any Environmental Law.

“Improvements” shall mean the improvements, machinery, equipment, fixtures, facilities, structures and personal property of every kind and description which may be erected on the Land during the Term of this Lease by or on behalf of Lessee, including, but not limited to, any office buildings and amenities; provided, however, that Building 1 shall not be included in the Improvements until delivery of the Deed on the Demolition Date.

“Land”  shall mean an approximately 13.1acre portion located on the northwest corner of the land located on Balboa Avenue between Ponderosa Avenues and Ruffin Road in San Diego, California, together with all rights, privileges, easements and appurtenances thereto, as more particularly described in Exhibit A hereto, subject only to the matters set forth in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Permitted Liens”).

“Lease Year” shall mean each twelve (12) month period throughout the Term commencing on the first day of the first full month following the Commencement Date (as defined herein) and expiring on the last day of the twelfth full calendar month following such date, except that the first Lease Year also includes the partial month in which the Commencement Date occurs and the last Lease Year shall expire at midnight on the Expiration Date (as defined herein) or earlier termination of this Lease, as the case may be.

“Leased Property” shall mean the Land and the Improvements.

“Monthly Date” shall mean the twenty-fifth  (25th) calendar day of each month (or the next succeeding Business Day if such day is not a Business Day unless such next succeeding Business Day falls in the next calendar month in which case Monthly Date shall mean the prior Business Day if such day is not a Business Day).

“Payment Date”  shall mean (i) for any Payment Period commencing and ending prior to the Facility Lease Term Commencement Date:  the Monthly Date, (ii) for the Payment Period commencing prior to the Facility Lease Term Commencement Date and ending on, but excluding, the Facility Lease Term Commencement Date:  the Facility Lease Term Commencement Date, and (iii) for any Payment Period commencing on or after the Facility Lease Term Commencement Date:  the same date of the month as the Facility Lease Term Commencement Date occurring every third month after the commencement of each such respective Payment Period; provided, that in each case regarding the foregoing subsection (i) –

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(iii), any Payment Date that would otherwise extend beyond the Term shall end on the last Business Day of the Term.

“Payment Period” shall mean (i) prior to the Facility Lease Term Commencement Date, a period of one (1) month ending on a Monthly Date, except for (x) the first Payment Period during the Construction Period which may be for a period other than one (1) month and which shall commence on the Closing Date and shall end on, but exclude, the Monthly Date occurring in February of 2019, and (y) the final Payment Period prior to the Facility Lease Term Commencement Date which may be for a period of less than one (1) month and shall end on, but exclude, the Facility Lease Term Commencement Date, and (ii) during the term of the Facility Lease, a period of three (3) months; provided, that, in each case, each Payment Period in which a Payment Date occurs shall end on such Payment Date;  provided, that regarding each of the foregoing subsections (i) and (ii), any Payment Period that would otherwise extend beyond the Term shall end on the last day of the Term.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, trust, or other entity, or any governmental body.

“Release”  shall mean the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Term” shall mean the Initial Term (as defined herein) and the Renewal Term (as defined herein).

ARTICLE II

Grant, Easements and Services of Lessor

2.1       Grant.  In consideration of the Rent (as defined herein) agreed to be paid and the mutual covenants and agreements herein made by the parties hereto, Lessor hereby demises and leases to Lessee and Lessee hereby leases from Lessor, the Land for the Term, upon the terms and conditions herein provided; provided, however, that Building 1 located on the Land shall not be subject to such demise and lease.

2.2       Easements.  Lessor hereby further grants to Lessee rights-of-way, easements and the adequate and continuous right of access over and to any property of Lessor adjacent to or abutting the Land as may be necessary to construct, maintain, operate or gain access to the Improvements.   Lessor hereby retains a right-of-way, easement and an adequate and continuous right of access over and to the property of Lessor as may be necessary to maintain, alter, repair, use, operate or gain access to Building 1. For the avoidance of doubt, the parties agree that Lessor retains all of its right, title and interest in and to Building 1, and Lessee bears no responsibility and incurs no liability with respect to Building 1.

2.3       Easement Agreements.  Lessee shall have the right to enter into agreements with utility companies or governmental entities creating easements in favor of such companies or governmental entities as are required in order to permit Lessor, as construction agent for Lessee,

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to develop and construct all or any portion of the Leased Property and service any Improvements.  Lessor agrees to join in the grant of any such utility easements and to execute any and all documents, agreements and instruments in order to effectuate the same, all at Lessee’s cost and expense except, prior to the Facility Lease Term Commencement Date, as part of the construction budget prepared by or for Lessor, as construction agent for Lessee.

ARTICLE III

Term, Rent, Termination and Sale

3.1       Term.  Subject to the terms, covenants and agreements contained herein, the term of this Lease (the “Initial Term”) is for a period commencing on the date of this Lease as set forth above (the “Commencement Date”) and expiring on the Lease Expiration Date, as defined in the Facility Lease (as may be extended pursuant to Section 3.2, the “Expiration Date”), unless the Term is renewed or terminated in accordance with the terms hereof.

3.2       Renewal Term.

(a)        In the event the Leased Property (as defined in the Facility Lease) is not purchased on or before the Expiration Date by (i) Lessor or its designee in accordance with the terms of the Facility Lease, or (ii) by a third party pursuant to (x) Article XXII of the Facility Lease following an election by Lessor of a Return Option, as defined in the Facility Lease, or (y) the exercise of rights and remedies under the Facility Lease documents following an Event of Default under the Facility Lease or Construction Development Agreement, as defined in the Facility Lease (such event, a “Failure to Sell”),  the Term of this Lease shall automatically renew without any further action by Lessee or Lessor, subject to all the provisions of this Lease, including provisions for adjustments to the Rent, for a Renewal Term (as defined below) of fifty (50) years.

(b)        The additional fifty  (50) year period in effect hereunder shall be referred to as the “Renewal Term.”  Subject to Section 3.2(a), the Renewal Term shall commence on the Expiration Date.  The “Expiration Date,” as used herein, shall be deemed extended, to the extent the Renewal Term has been validly elected, to the last date of the Renewal Term of this Lease.

3.3       Rent.

(a)        The rental hereunder (“Rent”)  for the Initial Term shall be Seven Hundred Fifty Thousand Dollars ($750,000)  per year.  Effective on the commencement date of the Renewal Term, the Rent shall be determined on the basis of fair market rental value (as determined in good faith by the parties hereto and, in the event the parties are unable to so agree, as determined by a qualified commercial real estate appraiser as mutually selected by the parties) and, on each successive five (5) year anniversary of the Renewal Term thereafter, such Rent will increase by two percent (2%) from the Rent in effect for the preceding five (5) years.  Lessee shall pay the Rent to Lessor in lawful money of the United States of America and Rent shall be due and payable in equal (i) annual installments on each of the Closing Date and the first anniversary thereof, the second installment of which is payable within thirty (30) days of the due date, (ii) quarterly installments on each Payment Date on and after the Facility Lease Term

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Commencement Date and ending on the Expiration Date of the Initial Term, and (iii) thereafter, to the extent the Renewal Term has been validly commenced,  quarterly installments on each Payment Date or such other dates as may be mutually agreed to by Lessor and Lessee, except that all payments due hereunder for any fractional month at the end of this Lease shall be prorated based upon the number of days in such fractional month during the Term, at the address of Lessor set forth in Article XIV herein.  Notwithstanding the foregoing, Lessee shall be deemed to have complied with its obligations under this Section for the period described in clause (ii) so long as the Facility Lease shall not have been terminated.

(b)        If Lessee fails to pay an installment of Rent due under the terms hereof by the twentieth (20th) day after Lessor has delivered written notice to Lessee that such installment is due, any such amount which continues to be past due after such twenty (20) day period shall bear interest at the rate of five percent (5%) per annum from the date such installment was originally due until the date it is paid.  With regard to payments of rent due under clause (ii) above, the parties agree that, to the extent Lessor owes periodic rent installments to Lessee under the Facility Lease, Lessee shall be entitled to a credit hereunder for the rent payable by Lessor thereunder, it being the intention and agreement of the parties that such credit will fully offset Lessee’s payment obligations under such clause (ii).  The Rent provided for in this Article III shall constitute the total monetary obligation due to Lessor under this Lease.

3.4       Termination.   Notwithstanding any language to the contrary contained in this Lease, this Lease shall automatically terminate upon the purchase of the Leased Property by (i) Lessor or its designee in accordance with the terms of the Facility Lease, or (ii) by a third party pursuant to Article XXII of the Facility Lease following an election by Lessor of its Return Option (such date of purchase herein called the “Termination Date”).  On the Termination Date, this Lease shall automatically terminate, all of the terms, covenants and conditions of this Lease thereafter shall be null and void and of no further force and effect, and neither party shall have any further obligation or liability to the other hereunder, except to the extent any such obligation or liability expressly survive such termination as provided hereunder.

3.5       Failure to Sell.  In the event that a Failure to Sell shall occur, in addition to Lessee’s right to elect the Renewal Term and retain, use, lease or otherwise dispose of the Leased Property,  Lessee shall have the option to arrange a sale of the Improvements and an assignment of its interests in the Land and other Leased Property to a third party as determined by Lessee in its sole discretion.

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ARTICLE IV

Use, Regulations, Liens and Alterations

4.1       Use of Land.  Lessee may use, occupy and operate the Land for any and all lawful uses or purposes, which use, occupancy and operation rights have been demised to Lessor pursuant to the Facility Lease during the Initial Term and shall include, without limitation, the development, construction, operation and maintenance of two to-be-constructed class-A commercial office buildings thereon.

4.2       Governmental Regulations.

(a)        Throughout the Term, Lessee shall comply or cause compliance in all material respects with all Governmental Regulations.

(b)        Upon prior written notice to Lessor, Lessee shall have the right to contest the validity or application of any Governmental Regulations, by appropriate legal proceedings diligently conducted in good faith, in the name of Lessee or Lessor or both, subject to the following:

(i)         If by the terms of any Governmental Regulations, compliance legally may be delayed without the incurrence of any lien, charge or liability of any kind against the Land, or any part thereof, Lessee may delay compliance until the final determination of such proceeding; or

(ii)       If any lien, charge or civil liability could be incurred by Lessor by reason of any such contest, Lessee nevertheless may contest the Governmental Regulations, provided that the same does not subject Lessor to criminal liability or fine, and Lessee prosecutes the contest with due diligence.

4.3       Liens Arising Through Lessee.  In the event any lien shall be filed against the Land based upon any action or inaction of Lessee, Lessee shall promptly take such action by bonding, deposit or payment as will remove or satisfy the lien; provided,  however, that Lessee may, contest the validity or amount of any such lien, and, pending the determination of such contest, postpone the removal or satisfaction thereof, except that Lessee shall not postpone such removal or satisfaction so long as to permit or cause any loss of title to all or any part of the Land.  In the event that any lien shall be filed against the Land based upon any action or inaction of Lessee, Lessee shall pay the reasonable costs of Lessor, if any, incurred by Lessor due to such lien.

4.4       Liens Arising Through Lessor.  In the event any lien shall be filed against the Leased Property based upon any action or inaction of Lessor, Lessor shall promptly take such action by bonding, deposit or payment as will remove or satisfy the lien; provided,  however, that with respect to a lien affecting the Land, Lessor may contest the validity or amount of any such lien, and, pending the determination of such contest, postpone the removal or satisfaction thereof, except that Lessor shall not postpone such removal or satisfaction so long as to permit or cause any loss of title to all or any part of the Leased Property.  In the event that any lien shall be

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filed against the Land based upon any action or inaction of Lessor, Lessor shall pay the reasonable costs of Lessee, if any, incurred by Lessee due to such lien.

4.5       Alterations.  Lessee, in its sole discretion, shall have the right from time to time to make, or cause to be made, at its sole cost and expense, improvements, additions, alterations and changes in or to the Land and Improvements as it deems necessary or desirable to carry on any activity or use permitted by Section 4.1, including, without any compensation to Lessor, any alteration, demolition or removal of existing buildings or items of personal property on the Land.

4.6       Materials of Environmental Concern.  Except for matters subject to the Remediation Plan, in the event that during the Term, Lessee or any other Person shall uncover or discover the presence of any Hazardous Materials on, in or under the Land that were Released (i) during or prior to the Initial Term, Lessor, in its capacity as Lessee under the Facility Lease, shall take all actions required under the Facility Lease and the other Operative Documents and will assume all liability therefor as set forth thereunder, and (ii) thereafter, Lessor and Lessee shall take such actions as mutually agreed in connection with the commencement of the Renewal Term.  Except for matters subject to the Remediation Plan,  Lessor shall immediately, at its sole cost, liability and expense, take all actions required by Environmental Laws, in coordination with Lessee, including, but not limited to, (i) to remove or treat such Hazardous Materials and any soil or water contaminated by such materials, (ii) replace, as necessary, such soil or water with uncontaminated soil or water, (iii) to prevent further or renewed Releases or spread of Hazardous Materials, and (iv) completing such remediation as is necessary to receive a “no further remediation” letter from the DEH and otherwise in accordance with the applicable Governmental Regulations.  Pursuant to the Construction and Development Agreement, the matters subject to the Remediation Plan will be remediated such that the DEH will issue a “no further remediation” letter.  Lessor’s obligations pursuant to this Section 4.6 shall be performed with the least disruption to the construction of the Improvements or operations on the Leased Property possible under the circumstances and otherwise in accordance with the Facility Lease during the Initial Term.  Pursuant to the terms of the Facility Lease and related documents, Lessor shall be liable to Lessee for any additional costs incurred by Lessee in the construction of the Improvements or operations on the Leased Property as a result of the discovery of such Hazardous Materials, including, but not limited to costs, fees or monies required to be paid by Lessee under any third party contracts or agreements and anticipated or actual lost profits.

ARTICLE V

Improvements

5.1       Improvements.  Lessee, in its sole discretion, shall have the right, subject to the Facility Lease during the Initial Term, to construct, alter or demolish, or cause the construction, alteration or demolition of, any Improvements on the Land.

5.2       Ownership of Improvements.

(a)        All Improvements shall be owned by Lessee, subject to the terms and conditions of this Lease and the Facility Lease including the intentions of the parties thereto.

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(b)        Notwithstanding any other provision herein but subject to the Facility Lease, Lessor and Lessee agree that the Improvements shall be considered the property of Lessee and, even if physically attached or affixed to or incorporated in or made part of the Land, shall not be or become fixtures or otherwise part of the real estate constituting the Land and shall not be or become subject to any lien of any mortgage, security agreement, deed of trust or other agreement, document or instrument placed on the Land, or relating thereto, by Lessor.

5.3       Removal of Improvements.  At the expiration or earlier termination of this Lease, Lessor shall have the right to require that all Improvements and all utility installations (such as HVAC, plumbing, electrical and mechanical equipment and fixtures) and other improvements affixed to the buildings constructed on the Land (whether such improvements are real or personal property) shall be surrendered to Lessor with the Land.  If Lessor elects not to require the surrender of all such Improvements at the expiration or earlier termination of the Sublease, Lessee shall have the right to remove any or all of the Improvements or any part thereof or shall have the right to leave the Improvements on the Land.  Lessor shall have the right to remove, sell or destroy any Improvements which Lessee elects not to remove upon prior written notice to Lessee.  In any event, however, Lessee shall have the right to retain any furniture or equipment or any personal property not affixed to the Improvement and not necessary in connection with the operation of the Improvement, all of which property (whether classified as real or personal property) shall be the property of Lessee.  Lessee’s interest in all Improvements remaining on the Land on the date which is three (3) months after the Expiration Date or earlier termination of the Term (the “Transfer Date”) shall be vacated and surrendered by Lessee to Lessor.  Any Improvements left on the Land after the Transfer Date will become the property of Lessor without further action and shall be considered conveyed to and accepted by Lessor “AS-IS, WHERE AS, AND WITH ALL FAULTS”  with no cost to Lessee and with no warranties of any kind whatsoever.

ARTICLE VI

Assessments; Utilities

6.1       Payment of Assessments.

(a)        Throughout the Term, Lessee shall pay, or cause to be paid, as and when the same become due, all taxes of any description, assessments, special assessments, excises, levies, water and sewer charges, charges for public utilities and other charges and governmental impositions (“Assessments”) levied, assessed, charged or imposed upon the Leased Property, of any kind and nature, whether such Assessments are general or special, ordinary or extraordinary, or foreseen or unforeseen.  Lessor shall promptly provide to Lessee all invoices for Assessments received by it.  Notwithstanding the foregoing, Lessee’s obligations under this clause (a) shall be deemed satisfied during the Initial Term as a result of its entering into of the Facility Lease, but only for such portion of the Initial Term occurring after Completion of Construction under the Construction and Development Agreement.

(b)        Nothing contained in this Lease shall require Lessee to pay any franchise, margin, estate, inheritance, succession, capital levy, stamp levy, stamp tax, or transfer tax of Lessor or any income, excess profits, or revenue tax, or any other tax, assessment, charge, or

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levy based on or measured by the gross income or capital stock of Lessor or upon any rental payable by Lessee under this Lease.

6.2       Contests.   Lessee shall have the right to contest or review by legal proceedings, as permitted under Governmental Regulations, any Assessments provided Lessee may contest the validity or amount of any such tax, assessment or imposition, provided:  (a) Lessee notifies Lessor of such contest; (b) Lessee protects the Leased Property and Lessor from any lien as a result of such contest by an adequate surety bond or other appropriate security, if required by Lessor; (c) Lessee pays all costs and expenses of such contest; and (d) Lessee pays all amounts, including interest and penalties, ultimately determined to be due.  Lessor shall be required only to join in any proceeding or contest in which the applicable laws or regulations require joinder of Lessor.  In such event, Lessor, at the request of Lessee, will cooperate with Lessee, but without expense to Lessor, in effecting such a reduction.  Any tax refund resulting from such proceeding shall be the property of Lessee.

6.3       Utilities.  From and after the Commencement Date, Lessee shall pay or cause to be paid all charges for water, heat, gas, electricity, cable, trash disposal, sewers and any and all other utilities used upon the Land throughout the remaining Term, including, without limitation, any connection and servicing fees, permit fees, inspection fees, and fees to reserve utilities capacity.  Notwithstanding the foregoing, Lessee’s obligations under this Section 6.3 shall be deemed satisfied during the Initial Term as a result of its entering into of the Facility Lease,  but only for such portion of the Initial Term occurring after Completion of Construction under the Construction and Development Agreement.

ARTICLE VII

Insurance

7.1       Liability Insurance.  Lessee, at Lessee’s sole cost and expense, shall obtain and maintain or cause to be obtained and maintained in effect a comprehensive general liability insurance policy issued by a company or companies to be chosen by Lessee in Lessee’s sole discretion and reasonably satisfactory to any Leasehold Mortgagee (as defined herein) with limits of not less than $1,000,000.00 with respect to bodily injury or death to any number of persons in any one accident or occurrence, and not less than $1,000,000.00 with respect to property damage in any one accident or occurrence.

The foregoing policy of liability insurance shall name Lessee as insured and shall insure Lessor and each Leasehold Mortgagee, if any, as additional insureds.  Lessee agrees to furnish and thereafter maintain with Lessor and each Leasehold Mortgagee certificates of insurance stating that the foregoing policy of liability insurance is in full force and effect and will not be canceled without ten (10) days prior written notice to each of such parties.

7.2       Waiver of Subrogation.  Whenever any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either Lessor or Lessee, or anyone claiming by, through, or under Lessor or Lessee in connection with the Leased Property; and such party is then covered, in whole or in part, by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability

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the other party may have on account of such loss, cost, damage or expense, to the extent of any amount recovered by reason of such insurance, and waives any right of subrogation which otherwise might exist in or accrue to such party on account thereof; provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof.

7.3       Blanket Policies.  Lessee may obtain the insurance policy required under Section 7.1 under a blanket insurance policy or policies covering other properties as well as the Land; provided, however, that any such policy or policies of blanket insurance shall specify therein (or Lessee shall furnish Lessor with a written statement from the insurers under such policy or policies specifying) the amount of the total insurance allocated to the Land, which amounts shall not be less than the amounts required by Section 7.1 above.

7.4       Payment and Performance by Sublessees.  Notwithstanding the foregoing, Lessee’s obligations under this Article shall be deemed satisfied during the Initial Term as a result of its entering into of the Facility Lease,  but only for such portion of the Initial Term occurring after Completion of Construction under the Construction and Development Agreement.

ARTICLE VIII

Representations

8.1       Lessor represents and warrants that, as of the Commencement Date:

(a)        Lessor is an Delaware corporation,  duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and lawful authority to enter into this Lease;

(b)        Lessor has good, marketable and indefeasible title to the Land free and clear of all occupancies, tenancies, mortgages, liens and encumbrances, except for the Permitted Liens;

(c)        the execution, delivery and performance by Lessor of this Lease has been duly authorized by all necessary action on the part of Lessor;

(d)        this Lease has been duly executed and delivered by Lessor and constitutes the valid and legally binding obligation of Lessor;

(e)        no consent, approval or authorization of, or declaration or filing with any other Person is required as a condition to the valid execution, delivery or performance of this Lease that has not already been obtained; and

(f)        each of the representations and warranties of Lessor set forth in the Participation Agreement, as defined in the Facility Lease are true and correct and are hereby remade and incorporated by reference herein.

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8.2       Lessee represents and warrants that:

(a)        Lessee is an California corporation, duly organized, validly existing and in good standing under the laws of the State of California and has full power and lawful authority to enter into this Lease;

(b)        the execution, delivery and performance by Lessee of this Lease has been duly authorized by all necessary action on the part of Lessee;

(c)        this Lease has been duly executed and delivered by Lessee and constitutes the valid and legally binding obligation of Lessee; and

(d)        no consent, approval or authorization of, or declaration or filing with any other Person is required as a condition to the valid execution, delivery or performance of this Lease that has not already been obtained.

ARTICLE IX

Condemnation

9.1       Termination.  If, at any time during the Term, title to all or any part of the Leased Property shall be taken in condemnation, requisition, confiscation, seizure proceedings, by any right of eminent domain or by any conveyance in lieu of or in settlement of a condemnation or eminent domain proceeding by the Government of the United States, the State of California,  the County of San Diego, or any other governmental authority with such jurisdiction and power over the Leased Property (“Condemnation”), Lessee shall have the right to terminate this Lease upon providing Lessor with notice of such intent to terminate within thirty (30) days of receipt of notice of Condemnation.  In the event that Lessee elects to terminate this Lease as provided for herein, this Lease shall terminate as of the earlier of (i) the date of taking possession by the condemning authorities or (ii) the date on which Lessor and Lessee receive their respective portions of any Condemnation award as set forth below after which neither party shall have any further liability or obligation to the other hereunder.

9.2       Proceeds.  Except as provided in Section 9.4 below, the proceeds of any Condemnation or exercise of a right of eminent domain shall be distributed in the following order of priority:

(a)        all expenses, including reasonable attorneys’ fees, incurred by Lessor and Lessee with respect to said condemnation proceedings shall be reimbursed to Lessor and Lessee, respectively;

(b)        in the event of a condemnation of less than all of the Leased Property (“Partial Condemnation”) to which Lessee has not exercised the right to terminate this Lease as provided for in Section 9.1 above, Lessee shall receive such portion of the condemnation proceeds and damage award for restoration costs as may be actually and reasonably incurred on account of such Partial Condemnation shall be used to repair, restore, replace or rebuild the

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Leased Property as nearly as possible to its value, condition and character immediately prior to such Partial condemnation;

(c)        to any Leasehold Mortgagee in the amount required to pay and discharge its Leasehold Mortgage; provided,  however, that if more than one Leasehold Mortgage exists, payment shall be made to each Leasehold Mortgagee in the order of its lien priority;

(d)        (i) Lessee shall be entitled to receive and retain such portion of the proceeds and damage award as shall represent the unamortized value of Lessee’s fee interest in the Improvements, its leasehold interest in the Land, and its interest as Lessee under this Lease and (ii) Lessor shall be entitled to receive and retain such portion of the proceeds and damage award as shall represent compensation for the value of Lessor’s reversionary fee interest in the Land and its interest as Lessor under this Lease; and then

(e)        any excess condemnation proceeds shall be split by Lessee and Lessor based on the ratio the amount in clause (d)(i) above bears to the amount in clause (d)(ii) above.

9.3       Partial Condemnation.  In the event of a Partial Condemnation to which Lessee has not exercised the right to terminate this Lease as provided for in Section 9.1 above the following shall apply:

(a)        this Lease shall continue in effect as to the remainder of the Land for the balance of the Term, provided that the Rent accruing after delivery of possession to the condemning authority shall be equitably reduced by the greater of an amount which  bears the same proportion to the Rent immediately prior to the Partial Condemnation as (i) the square footage of the part of the Land so taken bears to the square footage of the Land prior to such Partial Condemnation, or (ii) the relative value of the part of the Land so taken bears to the value of the Land prior to such Partial Condemnation; and

(b)        such proceeds to repair, restore, replace or rebuild the Improvements as provided for in Section 9.2(b) shall be deposited with (i) each Leasehold Mortgagee in order of priority, or (ii) if no Leasehold Mortgagee exists, Lessee.

9.4       Temporary Condemnation; Initial Term.  Notwithstanding the other provisions of this Article IX, if the whole or any part of the Leased Property shall be subject to Condemnation (a) for a temporary use or occupancy (“Temporary Condemnation”) Lessee shall be entitled to receive the entire amount of any condemnation award made for such Temporary Condemnation whether such award is paid by way of damages, rent or otherwise, unless such Temporary Condemnation shall extend beyond the expiration of the Term, in which case such award shall be apportioned by Lessor and Lessee in the ratio that the part of the entire period for which such compensation is made falls before the date of expiration bears to that part falling after such date of expiration, and (b) during the Initial Term, the provisions set forth in the Facility Lease shall govern the sharing of awards and disposition of the Leased Property.

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ARTICLE X

Assignment and Mortgages

10.1     Assignment and Transfer.

(a)        Lessee may sell, assign, mortgage, pledge, encumber or in any manner transfer the Improvements, Lessee’s interest in the Land and this Lease, and Lessee’s personal property, fixtures, equipment and furnishings used in connection with the foregoing (collectively, “Lessee’s Property”) or any part thereof, without the consent of Lessor.

(b)        Each and every assignee of Lessee’s Property, whether as assignee or as successor in interest of any assignee of Lessee, including any purchaser of this Lease under the foreclosure of or exercise of other remedies under any Leasehold Mortgage or other lien on this Lease, shall be entitled to all of the rights of Lessee hereunder.  In the event such assignee or purchaser delivers to Lessor a recordable instrument which contains a covenant of assumption by said assignee or purchaser, the assignor of Lessee’s interest, whether it be Lessee or a successor in interest to Lessee, shall be automatically released and relieved of its obligations and liabilities under this Lease from and after the date of such assignment.

10.2     Leasehold Mortgages.  Lessee, and every successor and assign of Lessee, is hereby given the right, without Lessor’s consent, to mortgage its interest in this Lease or assign this Lease as security, under one or more leasehold mortgages or deeds of trust (each a “Leasehold Mortgage”).  If Lessee and/or any successor or assign shall mortgage this Lease, and if the holder at the time in question of any Leasehold Mortgage (the “Leasehold Mortgagee”) shall send to Lessor written notice thereof, specifying Leasehold Mortgagee’s name and address, Lessor agrees that the following provisions shall apply to such Leasehold Mortgage and to any successive holders thereof, and shall supersede any inconsistent provisions contained in any other section of this Lease, as long as the Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by such Leasehold Mortgagee to Lessor.  Lessor hereby acknowledges notice of the Leasehold Mortgages created pursuant to the Memorandum of Lease, as defined in the Facility Lease.

(a)        Lessor shall, upon providing Lessee with notice of default or notice of termination or other notice provided for in this Lease, simultaneously provide a copy of such notice to each Leasehold Mortgagee.  No notice to Lessee under this Lease shall be deemed to have been duly given unless and until a copy thereof has been so served upon each Leasehold Mortgagee.  Each Leasehold Mortgagee shall thereupon have the same right as Lessee, but not the obligation, to remedy or to cause to be remedied or to commence to remedy the defaults which are the subject matter of such notice, in addition to the other rights granted to Leasehold Mortgagee in this Section 10.2.  Lessor shall accept such performance by or on behalf of Leasehold Mortgagee as if the performance had been done by Lessee.

(b)        If any Lessee Event of Default (as defined herein) shall occur, Lessor shall have no right to terminate this Lease or exercise any remedies under this Lease, including but not limited to, any rights to reenter, repossess or relet the Land, unless Lessor shall first give to each Leasehold Mortgagee a notice of default (the “Leasehold Mortgagee Notice of Default”), which

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shall contain a statement of all existing events of default under the Lease.  If within thirty (30) days after receipt of such Leasehold Mortgagee Notice of Default, Leasehold Mortgagee shall have cured any stated monetary Lessee Event of Default and/or if within ninety (90) days after receipt of such Leasehold Mortgagee Notice of Default, Leasehold Mortgagee shall have cured or commenced the curing of any stated nonmonetary Lessee Event of Default and shall thereafter prosecute the same to completion with all reasonable diligence, then in such event, but subject to the provisions of Section 10.2(c) below, Lessor shall not be entitled to terminate this Lease or exercise any such remedy and both the notice of default given to Lessee and the Leasehold Mortgagee Notice of Default given to Leasehold Mortgagee shall be null and void.

(c)        In the event, however, that if in order to cure such Lessee Event of Default possession of, or title to, the leasehold estate would be required, or if the Lessee Event of Default is of such a nature that it is not reasonably susceptible of cure by a Leasehold Mortgagee, Lessor shall not be entitled to terminate this Lease or exercise any such remedy, provided that (i) Leasehold Mortgagee shall notify Lessor within such ninety (90) day period that it has elected to proceed under this Section 10.2(c); and (ii) Leasehold Mortgagee shall (a) cure or cause to be cured any stated monetary Lessee Event of Default as provided in Section 10.2(b) above; and (b) perform or cause to be performed all of Lessee’s other nonmonetary obligations under this Lease which are reasonably susceptible of being performed by Leasehold Mortgagee without having gained possession of the Land and title to the leasehold; and (c) take steps to acquire or sell Lessee’s interest in this Lease by judicial or nonjudicial foreclosure or similar enforcement proceeding of the Leasehold Mortgage, or acceptance of a deed in lieu of foreclosure (“Foreclosure”) or otherwise and prosecute the same to completion with reasonable diligence.  If Leasehold Mortgagee is complying with the provisions of this Section 10.2(c), then upon Leasehold Mortgagee’s having caused this Lease to be transferred by Foreclosure or otherwise, this Lease shall continue in full force and effect as a lease between Lessor and Leasehold Mortgagee, its designee, the purchaser of the leasehold estate in any Foreclosure proceedings, or the assignee or transferee of the leasehold estate under any assignment or transfer, and Leasehold Mortgagee, its designee or such purchaser, shall with due diligence cure any Lessee Event of Default.

(d)        Nothing in this Section 10.2, however, shall be construed to require a Leasehold Mortgagee to continue such Foreclosure or other steps after the stated Lessee Event of Default has been cured.  If the stated Lessee Event of Default shall be cured and Leasehold Mortgagee shall discontinue such Foreclosure or other steps, this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease.

(e)        In the event of the termination of this Lease prior to the expiration of the Term due to a Lessee Event of Default, whether due to a bankruptcy event, insolvency, liquidation, reorganization or winding-up or otherwise, whether by summary proceedings to dispossess, by service of notice to terminate, or otherwise, Lessor shall serve upon each Leasehold Mortgagee written notice that the Lease has been terminated, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other Lessee Events of Default, if any, then known to Lessor.  Any Leasehold Mortgagee thereupon shall have the option to obtain a new lease in accordance with and upon the following terms and conditions (it being understood and agreed that if more than

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one (1) Leasehold Mortgagee requests a new lease, the Leasehold Mortgagee with the lien of highest priority shall be entitled to such new lease):

(i)         any Leasehold Mortgagee must deliver to Lessor its request for a new lease within sixty (60) days after its receipt of notice that the Lease has been terminated;

(ii)       the new lease shall be entered into at the reasonable cost of the Lessee thereunder, shall be effective as at the date of termination of this Lease, and shall be for the remainder of the Term of this Lease and at the Rent and upon all the agreements, terms, covenants and conditions hereof, including any applicable rights of renewal, rights of first refusal and options to purchase; and

(iii)      the new lease shall require the Lessee to perform any unfilled obligation of Lessee under this Lease which is reasonably susceptible of being performed by such Lessee; and upon the execution of such new lease, Lessor shall allow to the Lessee named therein, and such Lessee shall be entitled to, an adjustment in an amount equal to the net income derived by Lessor from the premises during the period from the date of termination of this Lease to the date of execution of such new lease.

(f)        Leasehold Mortgagee shall not be deemed to be an assignee or transferee of this Lease or of the leasehold estate by virtue of being the mortgagee under the Leasehold Mortgage so as to require Leasehold Mortgagee to assume the performance of any of the terms, covenants and conditions on the part of Lessee to be performed hereunder.  The liability of Leasehold Mortgagee, its successors and assigns, shall be limited in all respects to its interest in this Lease and the leasehold estate created hereby.

(g)        Any notice or other communication which Lessor shall desire or is required to give to or serve upon Leasehold Mortgagee shall be in writing and addressed to each Leasehold Mortgagee at the address set forth in the notice provision of the applicable Leasehold Mortgage, as modified by the most recent written notice delivered to Lessor from such Leasehold Mortgagee identifying such Leasehold Mortgagee’s interest in the leasehold and this Lease, or at such other address as shall be designated by each Leasehold Mortgage by notice in writing given to Lessor.  Any notice or other communication which the Leasehold Mortgagee shall desire or is required to give to or serve upon Lessor shall be in writing and addressed at the address for Lessor set forth in this Lease.  Each such notice and communication provided for under this section otherwise shall comply with the requirements of notice as provided for in Article XIV.

(h)        In the event any Leasehold Mortgagee shall request reasonable modifications to this Lease, Lessor agrees that it shall not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not change the amount, manner or time of payment of any of the Rent due from Lessee to Lessor under this Lease.

10.3     Subordination of Fee.  Lessor covenants and agrees, whenever and as often as Lessee may request Lessor, to mortgage and to subordinate Lessor’s fee simple title to the Leased Property, or any portions thereof that may be designated by Lessee, together with all rents and other benefits due to Lessor under this Lease, to the lien of such leasehold mortgage or

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mortgages as Lessee may obtain.  Lessor will join in the execution of mortgages and such related instruments as may be required to impose valid mortgage liens on fee simple estate to the Leased Property and will execute all documents reasonably required by the leasehold mortgagee or by the leasehold mortgagee’s attorneys or by the title company insuring the mortgage or by any combination of the foregoing.

10.4     Estoppel Certificates.  At any time during the Term, but in no event more than two (2) times in any Lease Year, and upon request, Lessor and Lessee shall execute and deliver to each other, or to any person whom the requesting party may designate, an estoppel certificate within fifteen (15) days of request therefor consisting of the following certifications (or, if untrue, an explanation for the same):

(a)        this Lease is in full force and effect, with Rent current through the date of the certificate and that no Rent has been paid in advance;

(b)        identifying this Lease and all waivers, amendments and supplements hereto and certifying that the same have  not been modified or amended (or attaching all waivers, amendments and supplements);

(c)        to such party’s  actual knowledge and belief, the other party is not then in default, and Lessee and Lessor have fully performed all of their respective obligations, hereunder; and

(d)        such further statements, agreements or consents as may be reasonably requested by Lessor, Lessee, any Leasehold Mortgagee, or assignee or transferee of the interest of same, as applicable, representing that no defaults (or events which, but for the passage of time, if not cured, would constitute defaults) under this Lease exist or, if any such defaults (or the existence of such events) are claimed, specifying in detail the nature of such alleged defaults (or events which would give rise to a default).  Any such statement may be conclusively relied upon by any prospective assignee or leasehold mortgagee.  Such certificate shall be prepared by the party requesting the certificate, at such party’s expense, but in a form reasonably acceptable to both parties.

ARTICLE XI

Default

11.1     Lessee Event of Default.  Each of the following shall be deemed a “Lessee Event of Default” under this Lease:

(a)        Lessee’s failure to make any payment of Rent pursuant to Section 3.3(a) hereof which has not been cured within ten (10) Business Days following notice from Lessor;

(b)        Lessee’s failure to observe or perform any material provisions of this Lease for sixty  (60) days after receipt of written notice specifying such failure, provided,  however that if Lessee has commenced to cure the same within such sixty (60) day period and thereafter shall prosecute the curing of same with reasonable diligence, then the time within

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which such failure may be cured shall be extended for such period as may be reasonably necessary to complete the same with reasonable diligence;

(c)        any of Lessee’s representations and warranties herein are untrue, incomplete or incorrect in any respect; or

(d)        the making by Lessee of any general assignment for the benefit of creditors or the filing by or against Lessee a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such events are revoked or dismissed within sixty (60) days or the leasehold mortgagee commences foreclosure proceedings on its leasehold mortgage within said sixty (60) days and diligently prosecutes said foreclosure to completion, or unless Lessor is afforded adequate assurances pursuant to Section 365(b)(3) of the Bankruptcy Code;

11.2     Lessor’s Remedies for Lessee’s Default.  If a Lessee Event of Default shall have occurred and all cure periods shall have expired, Lessor shall have the right at its election, then or at any time thereafter, and subject to the rights of any Leasehold Mortgagee hereunder and subject to applicable law, to:

(a)        Lessor may continue this Lease in full force and effect, without terminating Lessee’s right of possession, and collect rent and other monetary charges when due.  Lessor shall have the right to take the following actions which shall not constitute a termination of Lessee’s right to possession; or

(b)        give written notice to Lessee of its election to terminate this Lease on a date specified in such notice, which date shall not be less than sixty (60) days after the giving of such notice.  Thereafter, the Lease shall terminate and the parties shall have no further rights, liabilities or obligations hereunder except as otherwise expressly provided for herein, including, but not limited to, Section 5.3.  In the event that Lessor shall exercise its right to terminate this Lease, Lessor and its agents and representatives, shall have the right to reenter and take possession of the Land.

11.3     Lessor’s Event of Default.  Each of the following shall be deemed a “Lessor Event of Default” under this Lease:

(a)        Lessor shall default in any of its covenants, obligations or liabilities hereunder for sixty  (60) days after receipt of written notice specifying such failure, provided,  however that if Lessor has commenced to cure the same within such sixty (60) day period and thereafter shall prosecute the curing of same with reasonable diligence, then the time within which such failure may be cured shall be extended for such period as may be reasonably necessary to complete the same with reasonable diligence; or

(b)        any of Lessor’s representations and warranties herein are untrue, incomplete or incorrect in any respect; or

(c)        the making of Lessor of any general assignment for the benefit of creditors or the filing by or against Lessor of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such events are

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revoked or dismissed within sixty (60) days or the leasehold mortgagee commences foreclosure proceedings on its leasehold mortgage within said sixty (60) days and diligently prosecutes said foreclosure to completion, or unless Lessee is afforded adequate assurances pursuant to Section 365(b)(3) of the Bankruptcy Code.

11.4     Lessee’s Remedies for Lessor Default.  So long as a Lessor Event of Default is continuing hereunder, Lessee may exercise one or more of the following remedies for such Lessor Event of Default in addition to all the other rights and remedies provided at law or in equity:

(a)        terminate this Lease, in which event Lessee shall surrender possession and vacate the Land and deliver possession thereof to Lessor, after which Lessee shall have no further liability or obligation to Lessor hereunder and Lessor immediately shall reimburse Lessee for any costs incurred by Lessor as a result of such termination, including, but not limited to, anticipated lost profits; or

(b)        cure any Lessor Event of Default on Lessor’s behalf, in which event Lessor immediately shall reimburse Lessee for the costs of such cure, together with interest at the rate of five percent (5%) per annum.  In the event Lessor fails to so reimburse Lessee within ten (10) days following Lessee’s request therefor, Lessee may offset any costs incurred by Lessee as a result of such cure, together with interest thereon as provided above, against the amount of Rent then or thereafter due and owing Lessor under the terms of this Lease.

11.5     No Waiver of Default.  No waiver of any breach of any covenant or provision of this Lease shall be construed to be a waiver of any other covenant or provision.

11.6     Attorneys’ Fees.  In the event either Lessor or Lessee defaults in the performance of any of the terms, covenants, conditions, agreements or provisions contained in this Lease and the other party employs attorneys and/or brings suit in connection with the enforcement of this Lease, or any provision hereof, or the exercise of any of its remedies hereunder, then the prevailing party shall be promptly reimbursed by the other party for all reasonable attorneys’ fees and court costs so incurred.

ARTICLE XII

Limitation of Liability and Indemnity

12.1     Lessor’s Exculpation.  Lessor’s maximum exposure and liability with respect to any claims of Lessee as a result of any default or breach of any of the terms, covenants, agreements, provisions, conditions and limitations of this Lease on Lessee’s part to be kept, observed or performed, is limited to the interest and/or title of Lessor in this Lease, and no other assets of Lessor shall be subject to any judgment, decree, execution, attachment, sequestration or other legal remedy.

12.2     Indemnification.

LESSOR AGREES TO INDEMNIFY, DEFEND, SAVE, PROTECT AND HOLD HARMLESS LESSEE FROM AND AGAINST ALL THIRD PARTY CLAIMS,

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INCLUDING ANY ACTION OR PROCEEDING BROUGHT THEREON, AND ALL COSTS, LOSSES, EXPENSES AND LIABILITY (INCLUDING REASONABLE ATTORNEY’S FEES AND COST OF SUIT) ARISING FROM OR AS A RESULT OF ANY PERSONAL INJURY OR DEATH TO LESSOR, LESSOR’S AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES OR ANY THIRD PARTY WHOSE CLAIM ARISES UNDER OR THROUGH ITS OWNERSHIP OF BUILDING 1 AND USE THEREOF ON THE LAND OR ANY DAMAGE OR LOSS TO BUILDING 1 OR WITH RESPECT TO ANY MAINTENANCE, ALTERATION, REPAIR, USE, OPERATION OR ACCESS THEREOF, EXCEPT TO THE EXTENT CONTRIBUTED TO OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSEE.

FURTHER, DURING THE  RENEWAL TERM, LESSEE AGREES TO INDEMNIFY, DEFEND, SAVE, PROTECT AND HOLD HARMLESS LESSOR FROM AND AGAINST ALL THIRD PARTY CLAIMS, INCLUDING ANY ACTION OR PROCEEDING BROUGHT THEREON, AND ALL COSTS, LOSSES, EXPENSES AND LIABILITY (INCLUDING REASONABLE ATTORNEY’S FEES AND COST OF SUIT) ARISING FROM OR AS A RESULT OF ANY PERSONAL INJURY OR DEATH TO LESSOR, LESSOR’S AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES OR ANY THIRD PARTY WHOSE CLAIM ARISES UNDER OR THROUGH THE LAND, OR ANY DAMAGE OR LOSS TO THE LEASED PROPERTY OR IN THE OPERATIONS THEREON, EXCEPT TO THE EXTENT CONTRIBUTED TO OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR.

THE PROVISIONS OF THIS SECTION 12.2 SHALL SURVIVE, AND SHALL CONTINUE IN FULL FORCE AND EFFECT FOLLOWING THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

ARTICLE XIII

Quiet Enjoyment

Lessor covenants that Lessee shall quietly enjoy the Leased Property without hindrance or molestation by Lessor or anyone claiming by, through or under Lessor, subject to the terms, provisions and conditions of this Lease, Leasehold Mortgages and related instruments and the Permitted Liens.

ARTICLE XIV

Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) deposited in the United States mail, prepaid and registered addressed to the parties to be notified with return receipt requested (airmail if international), (iii) transmitted by internationally‑recognized overnight courier service, or (iv) transmitted by email

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with delivery thereunder pursuant to (i), (ii) or (iii) above by another method.  For purposes of notice, the addresses of the parties shall be as follows:

(a)        In the case of Lessor:

Cubic Corporation

9333 Balboa Avenue

San Diego, California  92123

Attn:  Legal Department

With a copy to:

Cubic Corporation

9333 Balboa Avenue

San Diego, California  92123

Attn:  Treasury Department

Email: Rhys.Williams@cubic.com

(b)        In the case of Lessee:

Bankers Commercial Corporation
445 South Figueroa, 14th Floor
Los Angeles, California 90071
Attention: Portfolio Servicing
Email:  CMalekyan@us.mufg.jp

All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) 2 days after the date of posting if transmitted by mail, (iii) the day after delivery to the courier if transmitted by courier, or (iv) the date of transmission with confirmation if transmitted by email, whichever shall first occur, except that in all cases notice given to any Leasehold Mortgagee must be received by such Leasehold Mortgagee to be effective.  Notice in any other manner shall be effective only if and when received by the party to be notified.  Any party may change its address for purposes hereof by notice to the other party.

ARTICLE XV

End of Term

Upon the date of expiration of the Term of this Lease or upon the date of earlier termination thereof by either party hereto and subject to Lessee’s rights to remove the Improvements pursuant to Section 5.3 hereof, (a) Lessee shall peaceably and quietly leave, surrender and yield up unto Lessor all and singular the Land in the condition in which it then exists, with no duty to repair or replace, and (b) upon written request of Lessor, Lessee shall execute and deliver to Lessor a quitclaim deed in reasonable form conveying all of Lessee’s right, title and interest in and to the Leased Property.  The provisions of this Article XV shall survive the expiration or termination of this Lease.

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ARTICLE XVI

Covenants Binding

The terms, covenants, agreements, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of Lessor and the successors and assigns of Lessee and shall be construed as covenants running with the land.

ARTICLE XVII

Memorandum of Lease

Either party may prepare a Memorandum of Lease in recordable form which shall be signed by Lessor and Lessee simultaneously (or at any time during the Term hereof) with the execution hereof, to be recorded pursuant to the provisions of law, which Memorandum shall set forth the lease provisions, or the substance thereof, as the parties shall mutually agree.

ARTICLE XVIII

Miscellaneous

18.1     No Partnerships or Joint Ventures.  Nothing herein contained shall be construed to make the parties partners or joint venturers or to make Lessor liable for any obligations incurred by Lessee in the conduct of its business and no party dealing with Lessee shall be entitled to look to Lessor or to Lessor’s interest in the Land for the recovery of any sum owed by Lessee or any damages for which Lessee may be liable.

18.2     Additional Documents.  Each party agrees that at any time and from time to time upon the written request of the other party, it will execute, acknowledge and deliver to the other party not later than ten (10) days after said written request such certificates or other documents as the requesting party may reasonably request in connection with this Lease.

18.3     Severability.  If any term or provision of this Lease shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Lease, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18.4     Force Majeure.  If any work or act required to be performed by Lessee under this lease shall be delayed by reason of delays due to strikes, lockouts, acts of God, fire or other casualty, the breach or default of Lessor in the performance of its obligations under this Lease, or other similar cause beyond the reasonable control of Lessee, not including Lessee’s insolvency or financial condition, the time within which Lessee is to perform such work or act shall be extended for the period of time Lessee is so delayed.

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18.5     Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

18.6     Entire Agreement.  It is expressly understood and agreed by and between the parties hereto that this Lease and the documents referred to herein set forth all of the promises, agreements, conditions and understandings between Lessor and Lessee relative to the Land and that there are no promises, agreements, conditions or understandings, either oral or written, between them other than as herein set forth.

18.7     No Merger of Estates.  The leasehold estate shall not merge with the fee estate in the event that the same person or entity acquires, owns or holds, directly or indirectly, the fee estate and the leasehold estate in the Land.

18.8     Choice of Law; Venue.  This Lease shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.  Any claim arising directly or indirectly from or relating to this Lease shall be filed and maintained in a court of competent jurisdiction in the state or federal courts located in San Diego County,  California, and the parties submit to that jurisdiction and venue for all purposes.

18.9     Table of Contents and Captions.  The table of contents and the captions under the Article numbers of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

18.10   Modifications.  Each and every modification and amendment of this Lease shall be in writing and signed by Lessor and Lessee, and each and every waiver of, or consent to, or departure from any representation, warranty, covenant, or other term of this Lease shall be in writing and signed by the affected party thereto.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Lease has been executed as of the date first written above.

LESSOR: CUBIC CORPORATION

By:
Name:
Title:

LESSEE: BANKERS COMMERCIAL
CORPORATION

By:
Name:
Title:

EXHIBIT A

DESCRIPTION OF LAND

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 2 OF PARCEL MAP NO. 21650, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 21, 2018 AS DOCUMENT NO. 2018-7000508 OF OFFICIAL RECORDS.

EXCEPTING THEREFROM ALL BUILDING IMPROVEMENTS LOCATED ON SAID LAND.

APN: PORTIONS 369-163-05-00 AND 369-170-18-00

EXHIBIT B

PERMITTED LIENS

Defined terms used on this Exhibit B and not otherwise defined in this Lease shall have the meanings set forth in the Facility Lease.

(a) The respective rights and interests of the Facility Lessee, the Participants, the Agents, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet delinquent or being contested in good faith and by appropriate proceedings diligently conducted and in any event constituting a Permitted Contest, (d) materialmen’s, mechanics’, workers, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings constituting a Permitted Contest and to the extent any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after the Closing Date out of judgments or awards not otherwise constituting an Event of Default under clause (j) of Article XVII of the Facility Lease and with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either (x) (A) with respect to such Liens arising on or prior to the Completion Date, have been bonded to the reasonable satisfaction of the Facility Lessor or (B) with respect to such Liens arising after the Completion Date, for which reserves have been made to the extent required by GAAP, or (y) the enforcement of such Lien has been stayed pending such appeal or review, and (f) Liens set forth on Schedule III to the Participation Agreement.